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                                                                   EXHIBIT 15.1

October 4 , 1996

The Board of Directors

Atmos Energy Corporation

  We are aware of the incorporation by reference in the Registration Statement (Form S-4) of Atmos Energy Corporation for the registration of 13,350,000 shares of its common stock of our reports dated February 7, 1996, May 8, 1996 and August 7, 1996 relating to the unaudited condensed consolidated interim financial statements of Atmos Energy Corporation that are included in its Forms 10-Q for the quarters ended December 31, 1995, March 31, 1996 and June 30, 1996.

  Pursuant to Rule 436 (c) of the Securities Act of 1933, our reports are not a part of the registration statement prepared or certified by accountants within the meaning of Section 7 or Section 11 of the Securities Act of 1933.

                                          /s/ Ernst & Young LLP